UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

SYMMETRY SURGICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	3842	47-1523659
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

3034 Owen Drive

Antioch, Tennessee 37013

(Address of principal executive offices, including Zip Code)

(800) 251-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2015 Scott Kunkel, the Company’s SVP and Chief Financial Officer, and David Milne, the Company’s SVP, General Counsel, Chief Compliance & Administrative Officer & Secretary, entered into amendments to their 2015 Restricted Stock and Cash Incentive Agreements. Pursuant to the Amendments each forfeited a cash incentive opportunity and replaced such cash incentive with shares of restricted stock in the Company. This amendment was made to further align their incentives and interests with those of the shareholders. Specifically, Mr. Kunkel forfeited $232,070 and Mr. Milne forfeited $440,933. They received 29,009 and 55,117 shares of restricted stock, respectively, in exchange for the forfeited cash opportunities. The terms of their Agreements were not otherwise amended, and neither has earned or become vested in any shares thereunder. A copy of the form amendment is attached hereto as Exhibit 10.17.

Item 7.01 Regulation FD Disclosure

On December 1, 2015 the Company closed on the acquisition of patent protected, ultra-low profile, soft-tissue retraction technology and related product portfolio, customer relationships and other assets from privately held Insightra® Medical for $400,000 and an undisclosed royalty. The Company issued a press release more fully describing the acquisition, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

10.17	Form of Amendment to Restricted Stock and Cash Incentive Agreement, dated December 1, 2015.

99.1	“Symmetry Surgical Acquires Single-Use, Low Profile Retractor Product From Insightra® Medical, Inc.,” Press Release issued by Symmetry Surgical, Inc. dated December 1, 2015.

________________

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Surgical Inc.

/s/ Thomas J. Sullivan
Date: December 1, 2015	Name: Thomas J. Sullivan
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.17	Form of Amendment to Restricted Stock and Cash Incentive Agreement, dated December 1, 2015.
99.1	“Symmetry Surgical Acquires Single-Use, Low Profile Retractor Product From Insightra® Medical, Inc.,” Press Release issued by Symmetry Surgical Inc. dated December 1, 2015.